Exhibit 99.1
Contact: Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations
678-518-3278

Neenah Reports First Quarter 2020 Results
E.P.S. of $0.97 per share ($0.69 in Q1 2019)
Adjusted E.P.S. of $1.12 per share ($0.69 in Q1 2019)

ALPHARETTA, GEORGIA — May 8, 2020 — Neenah, Inc. (NYSE:NP) today reported first quarter 2020 results.

First Quarter Highlights/Events

•
Net sales of $233.6 million decreased 3 percent compared with $239.7 million in the prior year. Technical Products segment sales increased 2 percent while Fine Paper and Packaging revenues declined 8 percent.

•
Operating income of $23.6 million ($27.1 million adjusted) increased $6.2 million ($9.7 million adjusted) compared to the prior year. Adjusting items in 2020 consisted of COVID-19 costs, restructuring and other non-routine costs and acquisition-related expenses. There were no adjusting items in 2019.

•
GAAP earnings per diluted common share (E.P.S.) of $0.97 compared with earnings of $0.69 per share in 2019. On an adjusted basis, 2020 quarterly E.P.S. of $1.12 increased from $0.69 in the prior year period.

•	Cash generated from operations of $14.2 million increased from $3.0 million in the first quarter of 2019 due to lower working capital requirements and increased earnings.

•	Global liquidity as of March 31, 2020 was $195 million, comprised of $78 million of cash on hand and available borrowing capacity of $117 million on existing credit facilities.

•	Quarterly cash dividends paid of $0.47 per share increased 4 percent from $0.45 per share in the prior year.

•	John O'Donnell announced his retirement as CEO effective May 21, Julie Schertell, COO, named as successor.

•	Multiple actions were initiated in response to the COVID-19 pandemic to keep employees safe and maintain financial strength.

•	Began commercial production of face mask media from filtration operations in Germany.

Adjusted earnings is a non-GAAP measure used to enhance understanding and comparability of year-on-year results. Details on adjusting items and a reconciliation to comparable GAAP measures are included later in this release.

“Our first quarter results were strong, with volume-driven growth in Technical Products and continued improvements in margins and profits across both segments. As the COVID-19 pandemic accelerated, our focus quickly turned to ensuring the health and safety of our employees and taking actions to mitigate the financial impact from the coronavirus and maintain our strong liquidity position”, said Julie Schertell, Chief Operating Officer. “Our crisis management team developed and executed rapid response plans that included multiple new operating protocols to safeguard employees, such as enhanced sanitation, increased personal protective equipment and remote working arrangements. In addition, we implemented financial measures such as strict spending controls, reduced capital expenditures, footprint optimization, enhanced working capital efficiencies, and suspended share buyback and acquisition activities. Our market reputation and competitive standing coupled with our strong financial position should serve us well, and I’m confident we’ll emerge from this crisis well-positioned to accelerate our strategies to increase our profitable growth rate in a capital efficient manner, and provide our shareholders an attractive return, including a meaningful dividend.”

Quarterly Consolidated Results
Income Statement
Consolidated net sales of $233.6 million in the first quarter of 2020 decreased 3 percent compared with $239.7 million in the first quarter of 2019. The decline in revenues resulted from lower volumes in the Fine Paper and Packaging segment, including impacts from the change from a major distributor, lower net selling prices in both segments and unfavorable currency translation effects. These items were only partly offset by increased volumes in Technical Products. On a constant currency basis, net sales declined 2 percent compared with the prior year.

Selling, general and administrative (SG&A) expense of $26.6 million in the first quarter of 2020 increased from $25.3 million in the prior year. Costs in 2020 included a higher provision for uncollectible accounts receivable and incremental legal expenses.

Operating income of $23.6 million in the first quarter of 2020 increased $6.2 million compared to $17.4 million in 2019. The increase was primarily due to lower input costs in both segments, and higher sales volumes and improved manufacturing cost efficiencies in Technical Products. These items were only partly offset by lower net selling prices, higher SG&A expense and lower volume in Fine Paper and Packaging. Excluding $3.5 million of adjustments for 2020, adjusted operating income in 2020 of $27.1 million increased $9.7 million from the prior year. Adjusting items included costs for a special payment to our mill operators due to COVID-19 conditions, costs for a terminated acquisition, and other restructuring and non-routine costs.

Net interest expense of $2.9 million in the first quarter of 2020 declined compared with $3.2 million in the first quarter of 2019 as a result of lower average debt levels in 2020.

The effective income tax rate was 21 percent in the first quarter of 2020 and 17 percent in the first quarter of 2019. The rate for the three months ended March 31, 2019 was favorably impacted by a reduction to the reserve for uncertain tax positions following completion of a German tax audit.

Cash Flow and Balance Sheet Items
Cash provided from operations of $14.2 million in the first quarter of 2020 increased significantly compared with $3.0 million in the first quarter of 2019. The increase resulted primarily from lower working capital requirements and higher earnings.

Capital spending of $4.8 million in the first quarter of 2020 increased $0.5 million compared with $4.3 million in the prior year due to the timing of certain projects. Capital spending in 2020 is projected to be approximately half of the normal expected range of 2 to 4 percent of sales.

Cash and cash equivalents as of March 31, 2020 were $77.5 million and compared to $9.0 million as of December 31, 2019.
Debt as of March 31, 2020 of $271.9 million increased $71.1 million from $200.8 million as of December 31, 2019. Cash on hand was augmented through borrowings against existing Global Revolving Credit Facilities as a precautionary measure to protect against any potential disruption in the banking system.

Quarterly Segment Results
Technical Products quarterly net sales of $142.2 million in 2019 increased 2 percent from $140.0 million in the prior year, and were up 3 percent on a constant currency basis. The revenue increase resulted primarily from higher volumes in the performance materials and filtration businesses, partly offset by lower selling prices, a lower-priced mix and unfavorable foreign currency effects.

Operating income of $16.2 million in the first quarter of 2020 increased $4.9 million compared with prior year income of $11.3 million. Excluding adjusting items of $0.8 million in 2020, adjusted operating income of $17.0 million increased $5.7 million from $11.3 million in 2019. Operating income increased as a result of lower input costs, higher sales volumes and improved manufacturing costs, which more than offset lower net selling prices and $1.3 million of higher SG&A expense due to increased provisions for uncollectible accounts and legal costs.

Fine Paper and Packaging quarterly net sales of $91.4 million in 2020 decreased 8 percent, from $99.7 million in the prior year. The decline was primarily due to lower commercial print volume, reflecting unusually weak market conditions and the impact of a change in the relationship with a major distributor, along with lower selling prices and a less favorable sales mix. These items were only partly offset by sales growth in both premium packaging and the consumer channel.

Operating income of $14.8 million in the first quarter of 2020 increased $2.9 million from $11.9 million in the prior year. Excluding $1.4 million of adjusting items in 2020, adjusted operating income of $16.2 million increased $4.3 million from $11.9 million in the prior year as a result of lower input costs and other cost improvements, partly offset by lower sales volumes and lower net selling prices.

Unallocated Corporate costs in the first quarter of 2019 of $7.4 million increased $1.6 million from the prior year period. Excluding 2020 adjustments of $1.3 million primarily related to acquisition and due diligence costs, adjusted unallocated corporate expenses increased $0.3 million.

Impact of COVID-19
Along with virtually all other companies, Neenah is dealing with the outbreak and pandemic of the novel coronavirus, known as "COVID-19". While it is currently too early to estimate the longer term impact, as a result of significantly reduced global economic activity and resulting customer demand, the Company expects the pandemic to have a material adverse impact on its business and financial results, including sales, earnings and cash flows in upcoming quarters. Similar to expectations for gross domestic product, the most significant impact of COVID-19 on customer demand is expected in the second quarter, but it had already begun to impact demand in March, especially in our fine paper and packaging business.

Neenah has been designated as an "essential business" by global governments and all facilities are operating. In addition, the Company has not had any significant disruptions to the supply chain or workforce and are actively managing these areas to support the well-being of employees and business continuity.

Actions taken include:

•	New operating protocols, enhanced sanitation and cleaning, social distancing, restricted plant access, increased personal protective equipment, and temperature checks at mill facilities

•	Remote working arrangements for all salaried employees

•	Reductions in discretionary spending in areas like maintenance, advertising and other SG&A expenses

•	Significant decrease in capital spending

•	Wage increase deferral and hiring freeze

•	Idling a fine paper machine in Wisconsin and consolidating production onto other assets

•	Temporarily deferring acquisitions

•	Suspending purchases under the 2020 Stock Purchase Plan

•	Utilizing government-sponsored tax payment deferrals

•	Decreasing discretionary pension contributions

•	Close management of working capital and monitoring of suppliers

•	Increasing cash on balance sheet by almost $70 million by utilizing available revolving credit facility capacity

•	Beginning commercial production of face mask media from filtration operations in Germany

The Company has developed various scenario plans and thresholds for additional actions, if warranted based upon conditions, and will continue to monitor the progress of the pandemic and its potential impact on the business. Based on current management expectations, the strong balance sheet and liquidity position, along with actions taken to date, provide Neenah with the necessary capital to address the COVID-19 pandemic for the foreseeable future.

Reconciliation to GAAP Measures
The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In assessing COVID-19 impacts, only costs which were unusual, incremental and directly attributable to mitigating the effects COVID-19 on operations were excluded.

A reconciliation of adjusted income measures to comparable GAAP measures is provided below:

	First Quarter
Continuing Operations ($ Millions, except share and per share data)	2020	2019
GAAP Operating Income	$23.6	$17.4
COVID-19 costs	1.1	—
Restructuring and other non-routine costs	1.0	—
Acquisition and due diligence costs	1.0	—
2016-19 indirect tax costs	0.4	—
Adjusted Operating Income	$27.1	$17.4

GAAP Income	$16.4	$11.8
COVID-19 costs	0.8	—
Restructuring and other non-routine costs	0.7	—
Acquisition and due diligence costs	0.8	—
2016-19 indirect tax costs	0.3	—
Adjusted Income	$19.0	$11.8

GAAP Earnings per Diluted Common Share	$0.97	$0.69
COVID-19 costs	0.05	—
Restructuring and other non-routine costs	0.04	—
Acquisition and due diligence costs	0.04	—
2016-19 indirect tax costs	0.02	—
Adjusted Earnings per Share	$1.12	$0.69

Diluted Shares (in thousands)	16,850	16,921

Conference Call
A conference call and webcast to discuss first quarter earnings and other matters of interest will be held as noted below. To participate actively in the call, parties should use the telephone dial-in numbers.
Date: Monday, May 11, 2020
Time: 11:00 AM (EDT)
Dial-In #: (877) 444-2208 Toll Free or (412) 317-5236 International
To be joined into: Neenah Call

Interested parties are invited to listen to the call live via webcast by visiting www.neenah.com and clicking on Investor Relations. Supplemental Information can be found on the Company’s web site under the Investor Relations - Presentations & Events section. An archive of the webcast will be available on the Company's web site until June 8, 2020.

A replay of the call will be available until May 18, 2020 and can be accessed as follows:
Dial-In #: (877) 344-7529 Toll Free or (412) 317-0088 International
Replay Access Code: 10143127

About Neenah
Neenah is a leading global specialty materials company focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and caution is given to investors that any forward-looking statements are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located at www.neenah.com). Unless specifically required by law, the Company assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net sales	$233.6	$239.7
Cost of products sold	179.6	196.0
Gross profit	54.0	43.7
Selling, general and administrative expenses	26.6	25.3
COVID-19 costs	1.1	—
Restructuring and other non-routine costs	1.4	—
Acquisition and due diligence costs	1.0	—
Other expense - net	0.3	1.0
Operating income	23.6	17.4
Interest expense - net	2.9	3.2
Income from continuing operations before income taxes	20.7	14.2
Provision for income taxes	4.3	2.4
Net income	$16.4	$11.8

Earnings Per Common Share
Basic	$0.97	$0.70
Diluted	$0.97	$0.69

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,817	16,862
Diluted	16,850	16,921

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net Sales:
Technical Products	$142.2	$140.0
Fine Paper and Packaging	91.4	99.7
Consolidated	$233.6	$239.7

Operating Income:
Technical Products	$16.2	$11.3
Fine Paper and Packaging	14.8	11.9
Unallocated corporate costs	(7.4)	(5.8)
Consolidated	$23.6	$17.4

RECONCILIATION OF SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Technical Products
GAAP Operating Income	$16.2	$11.3
COVID-19 costs	0.6	—
Restructuring and other non-routine costs	0.2	—
Adjusted Operating Income	17.0	11.3

Fine Paper and Packaging
GAAP Operating Income	14.8	11.9
COVID-19 costs	0.5	—
Restructuring and other non-routine costs	0.5	—
2016-19 indirect tax costs	0.4	—
Adjusted Operating Income	16.2	11.9

Unallocated Corporate Costs
GAAP Operating Loss	(7.4)	(5.8)
Restructuring and other non-routine costs	0.3	—
Acquisition and due diligence costs	1.0	—
Adjusted Operating Loss	(6.1)	(5.8)

Consolidated
GAAP Operating Income	23.6	17.4
COVID-19 costs	1.1	—
Restructuring and other non-routine costs	1.0	—
Acquisition and due diligence costs	1.0	—
2016-19 indirect tax costs	0.4	—
Adjusted Operating Income	$27.1	$17.4

NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$77.5	$9.0
Accounts receivable - net	118.6	102.6
Inventories	131.4	122.8
Prepaid and other current assets	16.5	18.3
Total Current Assets	344.0	252.7
Property, Plant and Equipment - net	374.5	380.6
Lease Right-of-Use Assets	21.8	13.9
Deferred Income Taxes	11.6	13.4
Goodwill and Other Intangibles - net	147.5	149.8
Other Noncurrent Assets	16.9	17.4
Total Assets	$916.3	$827.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$3.3	$2.6
Lease liabilities payable within one year	2.7	1.9
Accounts payable	57.8	48.9
Accrued expenses	48.0	47.0
Total Current Liabilities	111.8	100.4
Long-term Debt	268.6	198.2
Noncurrent Lease Liabilities	20.2	13.0
Noncurrent Employee Benefits	89.8	93.1
Deferred Income Taxes	12.0	12.9
Other Noncurrent Obligations	4.1	3.9
Total Liabilities	506.5	421.5
Stockholders’ Equity	409.8	406.3
Total Liabilities and Stockholders’ Equity	$916.3	$827.8

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating Activities
Net income	$16.4	$11.8
Depreciation and amortization	8.6	8.8
Stock-based compensation	1.5	1.9
Deferred income tax provision	1.1	0.5
Provision for uncollectible accounts receivable	1.0	—
Non-cash effects of changes in liabilities for uncertain income tax positions	—	(0.4)
Increase in working capital	(13.7)	(20.9)
Pension and other postretirement benefits	(0.4)	1.5
Other	(0.3)	(0.2)
Net cash provided by operating activities	14.2	3.0

Investing Activities
Capital expenditures	(4.8)	(4.3)
Purchase of marketable securities	—	(0.2)
Other	(0.1)	(0.2)
Cash used in investing activities	(4.9)	(4.7)

Financing Activities
Long-term borrowings	88.7	62.9
Repayments of long-term debt	(17.0)	(55.5)
Debt issuance costs	(0.5)	(0.2)
Cash dividends paid	(8.0)	(7.6)
Shares purchased	(3.8)	(0.3)
Cash provided by (used in) financing activities	59.4	(0.7)

Effect of exchange rates on cash and cash equivalents	(0.2)	0.1
Net increase (decrease) in cash and cash equivalents	68.5	(2.3)
Cash and cash equivalents, beginning of the year	9.0	9.9
Cash and cash equivalents, end of period	$77.5	$7.6